Exhibit 10.25

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (this "Agreement") is entered into effective September 10, 2004, by and between Pattye L. Moore, an individual ("Consultant"), and Sonic Corp., a Delaware corporation ("Sonic").

W I T N E S S E T H:

        WHEREAS, Consultant has been employed by Sonic for 12 years and currently holds the office of President;

        WHEREAS, Consultant has indicated that it is her desire to cut back on the number of days that she is working and have more time available for her family;

        WHEREAS, Sonic desires to respect the wishes of Consultant, but still wants to have access to her varied talents and expertise;

        WHEREAS, Consultant is agreeable to be available for general consulting services and special projects; and

        WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of this proposed consulting arrangement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Engagement. Sonic hereby agrees to engage Consultant and Consultant hereby accepts such engagement as a consultant and advisor to Sonic on the terms and conditions as set forth in this Agreement.

        2. Consulting Services.

2.1 Services to be Provided. As may be reasonably requested by Sonic from time to time during the term hereof, Consultant shall assist Sonic with marketing, advertising, product development, brand and concept development issues and similar projects and matters, including the proposed retrofit of the drive-in restaurants, and shall advise and consult with Sonic regarding such matters (collectively, the “Services”). Consultant agrees to support all Sonic initiatives and Sonic personnel consistent with the terms of this Agreement and to use her best efforts to achieve all Sonic initiatives assigned to her.

2.2 Scope of Authority. This Agreement does not confer upon Consultant any authority or responsibility to participate in or affect the management and control of the business affairs of Sonic, except as such affairs may be incidentally affected by the

Services provided in accordance with this Agreement. Consultant shall have no authority or responsibility to enter into any agreement in the name of Sonic or its subsidiaries or to otherwise bind or obligate Sonic or its subsidiaries in any manner whatsoever.

2.3 Extent of Services. Consultant and Sonic agree that Consultant will be providing the Services during normal business hours from Consultant’s home or from office facilities provided by Sonic in its corporate offices in Oklahoma City. Consultant shall communicate and work directly with the Sonic personnel identified for each project. Subject to applicability of the “Restrictive Covenants” set forth in paragraph 8, below, Consultant and Sonic agree that Consultant is not agreeing to provide consulting services exclusively to Sonic, but Consultant agrees that during the first 12 months of this Agreement that she will not consult with or otherwise conduct business with the following competitors of Sonic: McDonald’s, Burger King, Wendy’s, Hardees/Carl’s Jr., Jack in the Box, WhataBurger, In-n-Out Burger, Checker’s, Rally’s, Dairy Queen, A&W, Chick-Fil-A or other regional restaurant chains with a similar competitive set of product offerings as these national and international chains (the “Restricted Competitors”). Consultant will be permitted to consult with and conduct business with other “QSR” restaurant chains, as that term is generally defined in the restaurant industry, that are not among the Restricted Competitors, and other restaurant chains not defined as QSR. Consultant will not be limited regarding with whom she may enter into public speaking engagements on matters not confidential or proprietary to Sonic. During the second 12 months of the term of this Agreement Consultant agrees to comply with the “Restrictive Covenant” defined in paragraph 8.2 of her current Employment Agreement. Consultant acknowledges that in her continuing role as a member of the board of directors of Sonic as described in paragraph 5, below, she will have a fiduciary duty to Sonic and will continue to be subject to Sonic’s Code of Business Conduct and Ethics (the “Code”). Pursuant to the Code, Consultant would be required as a director to identify any services she proposes to provide or engagements with other competitive QSR companies, vendors, suppliers and contractors of Sonic and obtain approval prior to providing such services, but such approval would not be unreasonably withheld. Consultant is specifically permitted to provide consulting services to Sonic franchisees on matters not confidential or proprietary to Sonic, and not otherwise in conflict with this Agreement. Consultant shall use her best efforts to accomplish all requirements of Consultant under this Agreement; provided, Consultant and Sonic agree that Consultant need only devote such time in the performance of the Services as is reasonably requested by Sonic and, in Consultant’s reasonable judgment, is necessary and appropriate for the Services to be provided in a professional manner. In no event will Sonic require Consultant to work more than ten days per month during the first six months of this agreement (November 1, 2004 – April 30, 2005), not more than eight days per month during the second six months of the Agreement (May 1, 2005 – October 31, 2005), not more than six days per month during the third six months of the Agreement (November 1, 2005 – April 30, 2006) and not more than four days per month during the last six months of this agreement (May 1, 2006 – October 31, 2006). Consultant acknowledges that a certain amount of travel will be required in the providing of the Services and accepts such travel as a condition of this Agreement. Sonic agrees to be reasonable in requesting such travel and will provide as much notice of any required travel as far in advance as reasonably possible. Sonic will pay directly or reimburse Consultant for all travel related expenses in accordance with paragraph 4.2, below.

        3. Term. The term of this Agreement shall be for a period of two (2) years, commencing upon November 1, 2004, and ending on October 31, 2006, unless sooner terminated as provided in this Agreement (the “Term”).

        4. Compensation.

4.1 Consulting Fee. As compensation for the Services, Consultant shall receive a monthly retainer in the amount of $15,000.00 per month during the Term (the “Consulting Fee”) payable in arrears on a monthly basis. It is acknowledged by Consultant and Sonic that the Services to be provided hereunder and the compensation set forth herein is not considered a per diem amount and that the Consulting Fee is based in part on Consultant’s agreement to be readily available to provide the Services to Sonic on a timely basis and to withhold such services from competitors during the term of this Agreement. Consultant shall receive full payment of the Consulting Fee whether or not, or to what extent, Sonic makes use of her Services in any given month or other time period of this Agreement as long as she does not breach this Agreement as provided herein.

4.2 Expense Reimbursement. Sonic agrees to pay the reasonable and direct expenses actually incurred by Consultant in providing the Services, provided such expenses are pre-approved in writing by Sonic.

4.3 Benefits. Consultant shall not be entitled or qualified for coverage under any benefits package available to employees of Sonic or its subsidiaries.

4.4 Taxes. Consultant assumes full responsibility for the reporting and payment of workers’ compensation insurance, if required, and all social security, withholding, unemployment compensation, and other applicable taxes under federal, state and local laws, which are assessable against Consultant’s compensation under this Agreement. Consultant agrees to indemnify Sonic against any charges, taxes, penalties and interest assessed against Sonic by any taxing authority arising from Consultant’s failure to comply with this Section 4.4.

        5. Continuation of Current Employment. Sonic and Consultant agree that as a condition precedent to this Agreement becoming effective, Consultant will continue to serve in her current position as President of Sonic through October 31, 2004. Effective October 31, 2004, Consultant’s employment with Sonic, provided Sonic has complied with its obligations under Consultant’s Employment Agreement and under this Agreement between the date of this Agreement and October 31, 2004, will terminate and Consultant will be deemed to have resigned as President of Sonic. Consultant agrees to resign from all other positions, offices and directorships of Sonic and it’s subsidiaries, and this agreement will serve as all applicable resignations effective October 31, 2004, unless otherwise requested in the discretion of Sonic prior to such date. Notwithstanding the preceding, Consultant agrees to separately resign from the Sonic board of directors on a date to be determined by Sonic and she will be re-appointed to the board of directors for a term that will run from her appointment until the annual meeting of the shareholders of Sonic in January 2006. Consultant will not receive separate compensation for her service on the Sonic board of directors, but all of her expenses incurred in performing her duties on the board will be reimbursed pursuant to paragraph 4.2, above. From the date of this Agreement until October 31, 2004, Consultant will continue to perform all services currently performed and will continue to have all rights and privileges provided for under the terms of her Employment Agreement dated August 20, 1996 (“Employment Agreement”), including participation in any bonus amounts approved by the Board of Directors of Sonic and distributed to the officers of Sonic for fiscal year 2004 performance. Sonic and Consultant agree that all customary matters associated with the termination of employment such as health and dental benefits, life insurance, disability insurance, rights under COBRA, vacation pay, exercise and expiration of stock options and return of Sonic property will be addressed in the normal course of business prior to October 31, 2004.

        6. Sale of Sonic Common Stock. Consultant understands that because of applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and federal securities laws, she cannot sell Sonic common stock or exercise Sonic stock options until after the expiration of any applicable black-out periods associated with an announcement of this Agreement, or during any other black-out periods as may be implemented from time to time in the normal course of business of Sonic during the remaining time of her employment by Sonic. Consultant agrees to fully comply with all securities laws regarding the sale of Sonic common stock while she is an “insider” as defined in the rules and regulations promulgated by the SEC. Consultant further acknowledges that in providing the Services contemplated hereunder she may have access to highly confidential inside information and may continue to be deemed an “insider” during the term of this Agreement. Upon request of Consultant, Sonic’s Legal Department will provide Consultant with advice regarding these matters.

        7. Release and Covenant Not to Sue Sonic. In consideration of the terms and covenants set forth in this Agreement and the entering into a new business relationship with Sonic, you agree not to sue and irrevocably release and forever discharge Sonic and it’s subsidiaries, including their respective stockholders, directors, officers, and employees, from any and all claims and causes of action of any kind whatsoever, including any under your Employment Agreement, that may have occurred or accrued in your favor as of the later of the effective date of this Agreement or your last day of employment as an employee of Sonic and that you may have the right to pursue in any federal, state, or local court or administrative proceeding or in arbitration. In addition, you agree that you will not file or pursue any legal action, complaint, or administrative proceeding against any of the foregoing entities or persons with regard to any of the claims and causes of action released in this Agreement. If you breach or attempt to breach your release, you agree to indemnify, defend, and hold harmless each party that you have released in this Agreement who is damaged by your breach or attempted breach. You also agree that each released party damaged by your breach or attempted breach will be entitled to recover from you all costs, expenses, and reasonable attorneys’ fees incurred in enforcing this Agreement. However, your release does not extend to nor include any workers’ compensation claims that you might have the right to file.

        8. Restrictive Covenants.

8.1 Confidentiality. Because of your role as President of Sonic and your access to and participation in various employment, administrative, marketing, advertising, development, restaurant operations and sales meetings, plans, and projects related to Sonic and it’s subsidiaries, you acknowledge the sensitive and trade secret nature of this information and your continuing duty not to disclose any of such information to anyone outside of Sonic during this Agreement and after your employment. Furthermore, you acknowledge that you have no interest whatsoever in the unique, proprietary, and confidential information of Sonic and it’s subsidiaries, consisting of: (a) methods and procedures for the preparation of food and beverage products; (b) confidential recipes for food products; (c) distinctive drive-in services and accessories; (d) plans and specifications for interior and exterior signs, designs, layouts and color schemes; (e) methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales, and advertising and marketing programs, concepts, strategies, calendars, and promotions; (f) methods of business operations and management; (g) the identities and locations of Sonic franchisees, Sonic drive-in restaurants, and suppliers to Sonic franchisees and drive-in restaurants; and (h) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants and the Sonic system; (i) information pertaining to Sonic’s present and future business plans and objectives that have not been officially released to the public, and (j) other non-public information regarding Sonic and it’s subsidiaries and its corporate activities, functions, equipment, procedures, programs, contracts, and future plans (collectively, the “Confidential Information”). You acknowledge that the Confidential Information constitutes the proprietary information and trade secrets belonging to Sonic and that the use or duplication of the Confidential Information would constitute the misappropriation of trade secrets and unfair competition. You must maintain the absolute confidentiality of the Confidential Information and may not disclose or divulge the Confidential Information to any unauthorized person or entity. Furthermore, you must not use the Confidential Information in any business or capacity or for the benefit of any person or entity or to the detriment of Sonic.

Further, during the term of this Agreement, Consultant will continue to maintain in confidence and not intentionally use to the material detriment of Sonic such Confidential Information obtained during the term of this Agreement or from the transactions contemplated under this Agreement going forward, unless (a) such information is already known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Consultant, or (b) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

8.2 Non-Interference with Business Relations. During Consultant’s term of service as an independent contractor for Sonic, Consultant will not engage in or become employed by or act on behalf of any other person, corporation or firm which is engaged in any business competitive with that of Sonic or its subsidiaries, or franchised Sonic drive-in restaurants, unless such contract has been approved by Sonic in writing. Consultant agrees, that during her service as an independent contractor and for a period of one (1) year thereafter, Consultant will not, without the prior written approval of Sonic, directly or indirectly through any other person, firm, or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, independent contractor, partner, or holder of any interest in any other person, firm, corporation or other association:

(i)	encourage, entice, induce, solicit or influence, directly or indirectly, any employee, customer, client, supplier, or other person or entity having a business relationship with Sonic or its subsidiaries, or franchised Sonic drive-in restaurants, to terminate or alter such business relationships to the disadvantage of Sonic or its subsidiaries, or franchised Sonic drive-in restaurants, or

(ii)	encourage, entice, induce, solicit or influence, directly or indirectly, any person or entity not to enter into a business relationship with Sonic or its subsidiaries, or franchised Sonic drive-in restaurants, or impair or attempt to impair any relationships between Sonic or its subsidiaries, or franchised Sonic drive-in restaurants, and any of their respective employees, customers, clients, suppliers, or other persons or entities with whom any of them has business relationships.

Consultant acknowledges and agrees that:

(i)	the restrictions under this Agreement are reasonable in light of Sonic and its subsidiaries, and its franchised Sonic drive-in restaurants, significant business interests; and

(ii)	Consultant acknowledges that she has received sufficient consideration to support these obligations under this Agreement.

8.3 Enforcement. The parties acknowledge that the terms of this Section 8 and the restrictive covenants contained in Section 2.3, “Extent of Services” above, are essential to Sonic entering into this Agreement and that the enforcement of such terms is essential to the use and enjoyment of the consideration bargained for by Sonic in this Agreement. If any part of Sections 8 or 2.3 should for any reason be determined to be unenforceable, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then the covenants and obligations of Consultant as set forth in Sections 8 and 2.3 shall be deemed to be modified to the extent necessary to make them enforceable.

8.4 Remedies. Sonic shall have the right, on behalf of itself and its subsidiaries, to enforce Sections 8 and 2.3 of this Agreement by withholding payment for the year in which any breach of Sections 8 or 2.3 occur and all succeeding years during the Term, or by injunction, specific performance or other equitable relief, without prejudice to any other rights or remedies that Sonic or its subsidiaries may otherwise have for a breach of Sections 8 or 2.3.

        9. Termination. This Agreement and the engagement of Consultant shall be terminated, and except as to any liabilities or claims that shall have accrued or arisen prior to such termination, all obligations under this Agreement shall cease upon the happening of any of the following events:

9.1 If Consultant, in the reasonable determination of Sonic, shall have committed a material breach of this Agreement, provided Sonic shall have served written notice to Consultant setting forth the details of such alleged breach, and within ten (10) days of receipt of such notice, Consultant shall not have cured such breach. Any such termination shall be without prejudice to all rights and remedies of Sonic; and

9.2 Upon written notice from Consultant, if at any time during the Term Sonic fails to pay the Consulting Fee within ten (10) days of receipt of such notice. In the event this Agreement is terminated under this Section 9.2 or for any other reason (except as a result of termination under Section 9.1 hereof), Sonic shall pay Consultant as severance a dollar amount equal to the remaining unpaid Consulting Fee for the remaining Term, payable within ten (10) days after the effective date of the termination.

        10. Independent Contractor. The relationship of Sonic and Consultant under this Agreement is a consulting relationship only. Consultant shall be an independent contractor and shall determine the means and methods by which she performs the Services. Nothing contained in this Agreement shall constitute or be construed to constitute or to create a partnership or joint venture, or a principal and agent, or an employer and employee relationship between Sonic and Consultant. This Agreement shall not be deemed at any time to be or to create an interest inuring to Consultant in the business, financial and operating affairs of Sonic or its subsidiaries.

        11. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by fax or email (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three days after placed in US Mail with proper postage, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

"Consultant"	Pattye L. Moore
13801 Plantation Way
Edmond, Oklahoma 73013
Fax: 405-478-3063

with a copy to	Randall Mock, Esq.
Mock Schwabe Waldo Elder Reeves & Bryant
211 North Robinson 14th Floor
Oklahoma City, Oklahoma 73102
Fax: 405-235-0333

"Sonic"	Sonic Corp.
300 Johnny Bench Drive
Oklahoma City, Oklahoma 73104
Attention: General Counsel
Fax: (405) 225-5973

        12. Arbitration. The parties shall resolve any controversy by final and binding arbitration in accordance with the Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association in effect at the time of the execution of this Agreement and pursuant to the following additional provisions:

12.1 Applicable Law. The Oklahoma Arbitration Act shall apply to the arbitration and all procedural matters relating to the arbitration.

12.2 Selection of Arbitrators. The parties shall select one arbitrator within ten (10) days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within that ten (10) day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance the Rules.

12.3 Location of Arbitration. The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

12.4 Discovery. The arbitrator shall have the power to authorize all forms of discovery (including depositions, interrogatories and document production) upon the showing of (i) a specific need for the discovery, (ii) that the discovery likely will lead to material evidence needed to resolve the controversy, and (iii) that the scope, timing and cost of the discovery is not excessive.

12.5 Authority of Arbitrator. The arbitrator shall not have the power (i) to alter, modify, amend, add to, or subtract from any term or provision of this Agreement or (ii) to grant interim injunctive relief prior to the award.

12.6 Enforcement of Award. The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Agreement or from any decision of the arbitrator made prior to the award.

12.7 Excluded Controversies. The provisions of this Section 12 shall not apply to any controversies relating to the ownership, use or protection of the trademarks, service marks, trade names, logotypes, trade dress, copyrights, or patent rights of Sonic or its affiliates, including (without limitation) the right of Sonic or its affiliates to apply to any court of competent jurisdiction for injunctive relief.

12.8 Attorneys’ Fees and Costs. The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs incurred after the filing of the demand and submission. If Sonic prevails, the award shall include a reasonable amount for that portion of Sonic’s administrative overhead allocable to the time devoted by Sonic’s in-house legal staff.

        13. Miscellaneous.

13.1 Amendment and Modification. Neither this Agreement nor any of the provisions hereof may be amended or modified other than by an instrument in writing signed by the parties hereto.

13.2 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and, as of the effective date of this Agreement, the terms and provisions contained herein shall supersede all other agreements between the parties hereto with respect to the matters contained herein.

13.3 Assignability. This Agreement is personal to the parties and may not be assigned by either of the parties without the prior written consent of the other party.

13.4 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, legal representatives, heirs and, to the extent herein permitted, assigns.

13.5 Severability. All agreements and covenants contained herein are severable, and in the event any of them should be held unenforceable, shall be interpreted and enforced as if such invalid agreements or covenants were not contained herein.

13.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall, for all purposes of this Agreement, be deemed an original, but all of which shall constitute one and the same instrument.

13.7 Remedies Cumulative. No remedy conferred under this Agreement shall be exclusive of any other remedy, and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more remedies by a party hereto shall not be deemed, and shall not constitute, a waiver of that party’s right to pursue any other available remedy or remedies.

13.8 Captions. The captions in this Agreement are for convenience of reference only and shall not affect the meaning, substance, or construction of any of the provisions or terms of this Agreement.

13.9 Computation of Periods. If the final date of any period falls upon a Saturday, Sunday or legal holiday under the laws of the state of Oklahoma, then in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under the laws of Oklahoma.

13.10 Time of the Essence. Time is of the essence of this Agreement.

13.11 Governing Law. This Agreement and any performance hereunder shall be construed and enforced in accordance with and governed by the laws of the state of Oklahoma.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above

"Consultant"

/s/ Pattye L. Moore
Pattye L. Moore, an individual

"Sonic"		Sonic Corp.

	By:	/s/ Clifford Hudson
Clifford Hudson, Chief Executive Officer